                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              MOLDFLOW CORPORATION
                            (A DELAWARE CORPORATION),

                              MOLDFLOW MERGER CORP.
                            (A DELAWARE CORPORATION),

                          ADVANCED CAE TECHNOLOGY, INC.
                                  D/B/A C-MOLD
                            (A NEW YORK CORPORATION),

                                       AND

               THE STOCKHOLDERS OF ADVANCED CAE TECHNOLOGY, INC.
                                  NAMED HEREIN



                          DATED AS OF FEBRUARY 11, 2000


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                                TABLE OF CONTENTS

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SECTION 1.   MERGER........................................................    1
       1.1   MERGER........................................................    1
       1.2   PROCEDURE FOR PAYMENT.........................................    4
       1.3   INDEMNIFICATION ESCROW........................................    5
       1.4   EFFECTIVENESS; TIME AND PLACE OF CLOSING......................    5
       1.5   TRANSFER TAXES................................................    6
       1.6   FURTHER ASSURANCES............................................    6
       1.7   ITHACA REAL ESTATE............................................    6
       1.7   ITHACA REAL ESTATE............................................    6
       1.8   ALLOCATION OF PURCHASE PRICE..................................    7
       1.8   ALLOCATION OF PURCHASE PRICE..................................    7
SECTION 2.   REPRESENTATIONS AND WARRANTIES OF THE COMPANY.................    7
       2.1   MAKING OF REPRESENTATIONS AND WARRANTIES......................    7
       2.2   ORGANIZATION AND QUALIFICATIONS OF THE COMPANY................    7
       2.3   CAPITAL STOCK OF THE COMPANY; BENEFICIAL OWNERSHIP............    8
       2.4   SUBSIDIARIES..................................................    8
       2.5   AUTHORITY OF THE COMPANY......................................    8
       2.6   REAL AND PERSONAL PROPERTY....................................    9
       2.7   FINANCIAL STATEMENTS..........................................   11
       2.8   TAXES.........................................................   12
       2.9   COLLECTIBILITY OF ACCOUNTS RECEIVABLE.........................   13
       2.10  ABSENCE OF CERTAIN CHANGES....................................   13
       2.11  ORDINARY COURSE...............................................   15
       2.12  BANKING RELATIONS.............................................   15
       2.13  INTELLECTUAL PROPERTY.........................................   16
       2.14  CONTRACTS.....................................................   17
       2.15  LITIGATION....................................................   18
       2.16  COMPLIANCE WITH LAWS..........................................   18
       2.17  INSURANCE.....................................................   19
       2.18  WARRANTY OR OTHER CLAIMS......................................   19
       2.19  PERMITS; BURDENSOME AGREEMENTS................................   19
       2.20  CORPORATE RECORDS; COPIES OF DOCUMENTS........................   19
       2.21  TRANSACTIONS WITH INTERESTED PERSONS..........................   19
       2.22  EMPLOYEE BENEFIT PROGRAMS.....................................   20
       2.23  ENVIRONMENTAL MATTERS.........................................   23
       2.24  LIST OF DIRECTORS AND OFFICERS................................   24
       2.25  DISCLOSURE....................................................   24
       2.26  EMPLOYEES; LABOR MATTERS......................................   24
       2.27  CUSTOMERS, DISTRIBUTORS AND SUPPLIERS.........................   25
       2.28  YEAR 2000 COMPLIANCE..........................................   25
SECTION 3.   COVENANTS OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS.......   25

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       3.1   MAKING OF COVENANTS AND AGREEMENTS............................   25
       3.2   CONDUCT OF BUSINESS...........................................   25
       3.3   NOTICE OF DEFAULT.............................................   27
       3.4   CONSUMMATION OF AGREEMENT.....................................   27
       3.5   NO SOLICITATION OF OTHER OFFERS...............................   27
       3.6   CONFIDENTIALITY...............................................   28
       3.7   TAX RETURNS...................................................   28
       3.8   BUSINESS REVIEW...............................................   28
       3.9   PREPARATION OF SCHEDULES......................................   29
       3.10  FILING COOPERATION............................................   29
       3.11  STAY OF PROCEEDINGS...........................................   29
       3.12  VOTING........................................................   30
       3.13  AUDITED FINANCIAL STATEMENTS..................................   30
       3.14  (a)SUBSIDIARIES...............................................   30
       3.15  REAL PROPERTY.................................................   31
SECTION 4.   REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS..............   31
       4.1   MAKING OF REPRESENTATIONS AND WARRANTIES......................   31
       4.2   ORGANIZATION OF PURCHASERS....................................   31
       4.3   AUTHORITY OF PURCHASERS.......................................   31
SECTION 5.   COVENANTS OF THE PURCHASERS...................................   32
       5.1   MAKING OF COVENANTS AND AGREEMENT.............................   32
       5.2   CONFIDENTIALITY...............................................   32
       5.3   STAY OF PROCEEDINGS...........................................   33
       5.4   FINANCING.....................................................   33
SECTION 6.   CONDITIONS....................................................   34
       6.1   CONDITIONS TO THE OBLIGATIONS OF PURCHASERS...................   34
       6.2   CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE PRINCIPAL
             STOCKHOLDERS..................................................   36
       6.3.  POST-CLOSING OBLIGATION OF THE PARENT.........................   38
SECTION 7.   TERMINATION OF AGREEMENT; RIGHTS TO PROCEED...................   38
       7.1   TERMINATION...................................................   38
       7.2   EFFECT OF TERMINATION.........................................   38
       7.3   RIGHT TO PROCEED..............................................   39
SECTION 8.   RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING..................   39
       8.1   SURVIVAL OF WARRANTIES........................................   39

SECTION 9.   INDEMNIFICATION...............................................   39
       9.1   INDEMNIFICATION BY THE PRINCIPAL STOCKHOLDERS.................   39
       9.2   Limitation on INDEMNIFICATION BY THE PRINCIPAL STOCKHOLDERS...   40
       9.3   INDEMNIFICATION BY PARENT.....................................   41
       9.4   LIMITATION ON INDEMNIFICATION BY PARENT.......................   41
       9.5   NOTICE; DEFENSE OF CLAIMS.....................................   42
SECTION 10.  MISCELLANEOUS.................................................   42
      10.1   FEES AND EXPENSES.............................................   43
      10.2   GOVERNING LAW.................................................   43

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      10.3   NOTICES.......................................................   43
      10.4   ENTIRE AGREEMENT..............................................   44
      10.5   ASSIGNABILITY; BINDING EFFECT.................................   44
      10.6   CAPTIONS AND GENDER...........................................   44
      10.7   EXECUTION IN COUNTERPARTS.....................................   44
      10.8   AMENDMENTS....................................................   44
      10.9   PUBLICITY AND DISCLOSURES.....................................   45
      10.10  DEFINITION OF KNOWLEDGE.......................................   45

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

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "AGREEMENT") is entered into as of February 11, 2000 by and among Moldflow Corporation, a Delaware corporation ("PARENT"), Moldflow Merger Corp., Inc., a Delaware corporation and wholly-owned subsidiary of Parent ("MERGERSUB" and, together with Parent, the "PURCHASERS"), Advanced CAE Technology, Inc. d/b/a C-Mold, a New York corporation (the "COMPANY"), and Kuo-King Wang, a resident of New York, Ven-Woei Wang, a resident of New York, Shan-Fu Shen, a resident of New York, Claude Cohen, a resident of New York and Cornelius A. Hieber, a resident of New York (each, a "PRINCIPAL STOCKHOLDER" and, collectively, the "PRINCIPAL STOCKHOLDERS").

                               W I T N E S S E T H

         WHEREAS, the Purchasers and the Company desire to effect a combination of their respective businesses through a merger of MergerSub, a subsidiary of Parent, with and into the Company in accordance with applicable laws; and

         WHEREAS, the Boards of Directors of the Purchasers and the Company each have determined that it is in the best interests of their respective stockholders for MergerSub to merge with and into the Company upon the terms in and subject to the conditions of this Agreement.

         NOW, THEREFORE, based upon the above premises and in consideration of the mutual representations, warranties, covenants and agreements set forth herein, the parties hereby agree as follows:

SECTION 1.        MERGER.

         1.1      MERGER.

                  (a) THE MERGER. On the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in SECTION 1.1(c) hereof), in accordance with this Agreement, the Delaware General Corporation Law (the "DGCL") and the New York Business Corporation Law (the "NYBCL"), MergerSub shall merge with and into the Company (the "MERGER"), the separate existence of MergerSub shall cease and the Company shall continue, as the surviving corporation. The Company, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the "SURVIVING CORPORATION".

                  (b) EFFECT OF THE MERGER. At and after the Effective Time, the Merger shall have the effects set forth in Sections 259 and 261 of the DGCL, in Section 906 of the NYBCL and all other applicable laws.

                  (c) CONSUMMATION OF THE MERGER. On the Closing Date (as defined in Section 1.4 hereof), the parties hereto shall cause a Certificate of Merger to be filed with the Secretary of State of New York, in such form as required by, and executed in accordance with, Section 907 of the NYBCL. On the Closing Date, the parties hereto shall also cause a Certificate of Merger to be filed with the Secretary of State of Delaware, in such form as required by, and executed in accordance with, Section 252 of the DGCL. The Merger shall be effective as of the date of filing of the Articles of Merger (the "EFFECTIVE TIME").

                  (d) ORGANIZATIONAL DOCUMENTS. From and after the Effective Time, the Articles of Incorporation and By-Laws of MergerSub, as in effect immediately prior to the Effective Time, shall be and become the Articles of Incorporation and By-Laws, respectively, of the Surviving Corporation, and shall thereafter continue in effect until amended as provided therein and in accordance with the NYBCL.

                  (e) DIRECTORS AND OFFICERS. The directors and officers of MergerSub holding office immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers of the Surviving Corporation, until their respective successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Articles of Incorporation and By-Laws.

                  (f) MERGER CONSIDERATION. The manner of converting or canceling shares of Common Stock of the Company (the "COMPANY COMMON STOCK") and any options, warrants, rights or other securities convertible into or exercisable for shares of Common Stock of the Company ("CONVERTIBLE SECURITIES") in the Merger shall be as follows:

                           (i) COMPANY COMMON STOCK. Subject to SECTIONS 1.1(f)(iii) and (vI), at the Effective Time, each share of Company Common Stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger, and without the need for any further action on the part of the holder thereof, be converted into the right to receive the Per Share Consideration (as defined in SECTION 1.1(f)(vii) below) in cash from the Purchasers.

                           (ii) CONVERTIBLE SECURITIES. At the Effective
         Time, each Convertible Security convertible into or exercisable for one or more shares of Company Common Stock that is outstanding at the Effective Time shall, with respect to each share of Company Common Stock for which such Convertible Security is convertible or exercisable, by virtue of the Merger and at the Effective Time, be exchanged for the Per Share Consideration in cash, less the amount of any applicable exercise price due upon the exercise or conversion of such Convertible Security (the "EXERCISE PRICE") .

                           (iii) SHARES OF DISSENTING HOLDERS.

                                    (1) Notwithstanding anything to the contrary
                  contained in this Agreement, any shares of Company Common Stock which are held by stockholders of the Company who have filed with the Company, before the taking of the vote of the stockholders of the Company to approve this Agreement, written objections to such approval stating their intention to demand payment for such shares, and who have not voted such shares of Company Common Stock in favor of the adoption of this Agreement ("COMPANY DISSENTING SHARES") shall not be entitled to receive any Merger Consideration pursuant to this SECTION 1.1(f), but will thereafter constitute only the right to receive payment of the fair value of such shares in accordance with the applicable provisions of the NYBCL (the "APPRAISAL RIGHTS PROVISIONS"); PROVIDED, HOWEVER, that all shares held by stockholders of the Company who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares under the Appraisal Rights Provisions shall thereupon be deemed to have been canceled and retired and to have been converted, as of the Effective Time, into the right to receive the Per Share Consideration, without interest, in the manner provided in this SECTION 1.1(f).

                                    (2) Each dissenting stockholder who becomes
                  entitled under the NYBCL to payment for Company Dissenting Shares shall receive payment therefor after the Effective Time from the Surviving Corporation (but only after the amount thereof shall have been agreed upon or finally determined pursuant to the NYBCL) and such shares of Company Common Stock shall be canceled.

                                     (3) The Company shall give the Purchasers
                   prompt notice of any objections received by the Company for the payment of fair value for shares of Company Common Stock.

                           (iv)     ADJUSTMENTS FOR CAPITAL CHANGES.
         Notwithstanding the provisions of SECTION 1.1(f), if at any time after the date this Agreement is duly executed by all parties and prior to the Effective Time, the Company, subject to the terms of this Agreement, recapitalizes, either through a subdivision (or stock split) of any of its outstanding shares of Company Common Stock into a greater number of such shares, or a combination (or reverse stock split) of any of its outstanding shares of Company Common Stock into a lesser number of such shares, or reorganizes, reclassifies or otherwise changes its outstanding shares of Company Common Stock into the same or a different number of shares of other classes (other than through a subdivision or combination of shares provided for in the preceding clause), or declares a dividend on its outstanding shares payable in shares of Company Common Stock or in shares or securities convertible into or exercisable for shares of Company Common Stock, then the purchase price per share as set forth in SECTION 1.1(f)(i) will be proportionally and equitably adjusted.

                           (v) CONVERSION OF MERGERSUB CAPITAL STOCK. Each share of common stock of MergerSub issued and outstanding immediately prior to the Effective Time shall be converted into and exchangeable for one validly issued, fully paid and nonassessable share of the common stock of the Surviving Corporation.

                           (vi) SHARES HELD BY THE COMPANY. At the Effective Time, each share of Company Common Stock held by the Company as treasury stock or held by any Subsidiary of the Company immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Parent, MergerSub, the Company or the holder thereof, be canceled, retired and cease to exist, and no consideration shall be delivered with respect thereto.

                           (vii)    DEFINITIONS.

                            "MERGER CONSIDERATION" shall be equal to Eleven
                   Million Dollars ($11,000,000).

                           "PER SHARE CONSIDERATION" shall mean the quotient
                  produced by dividing the Merger Consideration by the sum of the number of shares of Company Common Stock outstanding immediately prior to the Effective Time, including as shares of Company Common Stock deemed to be outstanding for purposes of calculating the Per Share Consideration, without duplication, shares issuable pursuant to any outstanding Convertible Security; PROVIDED, HOWEVER, that with respect to any outstanding Convertible Securities, the Per Share Consideration shall be less the amount of any applicable Exercise Price.

         1.2      PROCEDURE FOR PAYMENT.

                  (a) In accordance with this Section 1, at the Effective Time, Parent, subject to SECTION 1.3 and SECTION 1.7 hereof, shall pay by check to each holder of shares of Company Common Stock (which shall include all of the holders of Convertible Securities exercising such Convertible Securities at the Effective Time) the Per Share Consideration to which such holder is entitled in exchange for all of the certificates which immediately prior to the Effective Time represented such holder's shares of Company Common Stock (the "CERTIFICATES"). Subject to SECTION 1.1(f)(iii), until surrendered and exchanged as contemplated by this SECTION 1.2, each Certificate (other than Certificates representing shares of Company Common Stock held by the Company as treasury stock or any Subsidiary of the Company) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender an amount equal to (i) the Per Share Consideration, multiplied by (ii) the number of shares of Company Common Stock represented by such Certificate, as contemplated by this SECTION 1.2.

                  (b) In the event that any Certificate shall have been lost, stolen or destroyed, Parent shall pay, upon the making of an affidavit of that fact by the holder thereof in form and substance reasonably acceptable to Parent, the proper Per Share Consideration as may be required pursuant to this
SECTION 1.2; PROVIDED, HOWEVER, that Parent may, in its discretion, require the delivery of a suitable bond and/or indemnity.

                  (c) The Per Share Consideration paid upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such shares of Company Common Stock. There shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this SECTION 1. The Merger Consideration represents full consideration for all outstanding capital stock of the Company and any Convertible Securities convertible into or exercisable for capital stock or other equity interests in the Company.

                  (d) Neither Parent nor the Company shall be liable to any holder of shares of Company Common Stock for any Per Share Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                  (e) Any Certificates that are not delivered to Parent at or prior to the Effective Time, may be delivered to Parent at the following location: Moldflow Corporation, 91 Hartwell Avenue, Lexington, Massachusetts 02421, Attn: Lori Henderson, Corporate Counsel. Any amounts remaining unclaimed by holders of shares of Company Common Stock two years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any governmental entity) shall, to the extent permitted by applicable law, become the property of Parent free and clear of any claim or interest of any Person previously entitled thereto.

         1.3 INDEMNIFICATION ESCROW. On the Closing Date, the Purchasers shall deposit an amount of cash equal to $2,200,000, which deposit shall be made from such portion of the Merger Consideration payable to the Principal Stockholders (the "CASH ESCROW AMOUNT") with Silicon Valley Bank or such other commercial bank as may be selected by the Purchasers (the "Escrow Agent"), to be held, invested and distributed by the Escrow Agent in accordance with the terms of an escrow agreement in substantially the form attached hereto as EXHIBIT 1.3 (the "ESCROW AGREEMENT").

         1.4      EFFECTIVENESS; TIME AND PLACE OF CLOSING.

                  (a) This Agreement shall be effective as of the date that it has been executed and delivered by all of the parties hereto; PROVIDED, HOWEVER, that if within ten days after the Agreement is executed and delivered by any party to the other parties hereto, the Agreement is not counter executed and delivered by such other parties, this Agreement shall become null and void and have no effect.

                  (b) The closing of the transaction provided for in this Agreement (the "CLOSING") shall be held at the offices of Goodwin, Procter & Hoar LLP, Exchange Place, Boston, Massachusetts 02109-2881 on the date or time following the satisfaction of the conditions precedent set forth in SECTION 6.1 and SECTION 6.2 of this Agreement as may be fixed by mutual agreement of the Purchasers and the Company (the "CLOSING DATE); PROVIDED, HOWEVER, that the closing may not occur later than May 31, 2000 without the mutual consent of the Purchasers and the Company. If any of the conditions set forth in SECTION 6.1 or
SECTION 6.2 have not been satisfied or waived by or as of the Closing Date, then the party hereto for whose benefit such conditions have been imposed may, in its sole and absolute discretion, postpone such Closing Date, by written notice to the other parties hereto specifying the condition(s) not so satisfied, until five business days after such condition or conditions shall have been satisfied or waived, which date shall then become the Closing Date. Notwithstanding the preceding sentence, in no event shall the Company and the Principal Stockholders be permitted to extend the Closing Date for more than 15 days following such event, without the mutual consent of the Purchasers, the Company and the Principal Stockholders.

         1.5 TRANSFER TAXES. All sales and transfer taxes, fees and duties under applicable law incurred in connection with this Agreement or the transactions contemplated hereby will be borne and paid by the Principal Stockholders, and the Principal Stockholders shall promptly reimburse the Purchasers for the payment of any such tax, fee or duty which it is required to make under applicable law.

         1.6 FURTHER ASSURANCES. The Principal Stockholders shall from time to time, after the Effective Time, at the request of Parent or the Surviving Corporation and without further consideration, execute and deliver, or cause to be executed and delivered all such proper deeds, assignments and assurances in law and do all acts necessary or proper to vest, perfect or confirm of record or otherwise in the Surviving Corporation title to and possession of any property or rights in the Company and otherwise to carry out the purposes of this Agreement.

         1.7 ITHACA REAL ESTATE. Immediately prior to the Effective Time, for consideration of the Real Estate Purchase Price (as defined below), the Company shall convey to ACT Partnership (the "REAL ESTATE PARTNERSHIP") all of its right, title and interest in and to the Company's ownership interest in the Real Estate Partnership. For purposes of this SECTION 1.7, the Real Estate Purchase Price will be an amount equal to the product of 28% multiplied by the net asset value of the Real Estate Partnership (the "REAL ESTATE PURCHASE PRICE"); PROVIDED, HOWEVER, that for purposes of calculating such net asset value, the value of the Ithaca Property shall be $900,000. The Principal Stockholders acknowledge that the Real Estate Partnership, which holds title to that certain real property located in Ithaca, New York (the "ITHACA PROPERTY"), is owned entirely by the Company and certain Stockholders. At the

Effective Time, Parent shall, in satisfaction of the Real Estate Purchase price, reduce on a pro rata basis, in accordance with the percentage of such Stockholders' ownership interest in the Real Estate Partnership, the Per Share Consideration payable to each Stockholder that holds an ownership interest in the Real Estate Partnership.

         1.8 ALLOCATION OF PURCHASE PRICE. Parent has the right to allocate the Merger Consideration based on the results of the Business Review (as herein defined), as such allocation may mutually be agreed upon from time to time by the Company and Parent.

SECTION 2.        REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         2.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to the Purchasers to enter into this Agreement and consummate the transactions contemplated hereby, the Company and the Principal Stockholders hereby jointly and severally make to Parent and MergerSub the representations and warranties contained in this SECTION 2. None of the Principal Stockholders shall have any right of indemnity or contribution from the Company with respect to the breach of any representation or warranty hereunder.

         2.2 ORGANIZATION AND QUALIFICATIONS OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is currently conducted or proposed to be conducted. The copies of the Company's and each Subsidiary's (i) Certificate of Organization as amended to date, certified by the Secretary of State of the jurisdiction of organization, and (ii) by-laws, as amended to date, certified by the Company's and each Subsidiary's Secretary, and delivered to the Purchasers' counsel within ten (10) days of the date hereof, are complete and correct, and no amendments thereto are pending. Neither the Company nor any Subsidiary is in violation of any term of its Certificate of Organization or By-laws. The Company and each Subsidiary is duly qualified to do business as a foreign corporation in all jurisdictions where the ownership of its properties or the conduct of its business requires such qualification, except where the failure to be so qualified could not reasonably be expected to have a material adverse effect on the business, assets, properties, results of operations, or financial condition of the Company or any of its Subsidiaries. The Company has made all required filings and done all things necessary in order to do business under the name of "C-Mold."

         2.3      CAPITAL STOCK OF THE COMPANY; BENEFICIAL OWNERSHIP.

                   SCHEDULE 2.3(a) hereto lists, as of the date of this Agreement, all shareholders of the Company, the number of shares of capital stock of the Company held beneficially and of record by each, the authorized capital stock of the Company and the aggregate number of shares outstanding. All of such shares are duly and validly issued, outstanding, fully paid and non-assessable. Except as set forth in SCHEDULE 2.3(a), there are no outstanding options, warrants, rights, commitments, preemptive rights or agreements of any kind for the issuance or sale of, or outstanding securities convertible into, any additional shares of capital stock of any class of the Company. None of the Company's capital stock has been issued in violation of any federal or state law. Except as set forth in SCHEDULE 2.3(b) attached hereto, there are no voting trusts, voting agreements, proxies or other agreements, instruments or undertakings with respect to the voting of the capital stock of the Company to which the Company or any of the Stockholders is a party. The persons referenced in SCHEDULE 2.3(a) (the "STOCKHOLDERS") own beneficially and of record, free and clear of any liens, encumbrances or restrictions, all of the outstanding shares of capital stock of the Company, which consists solely of the shares of Company Common Stock issued and potentially to be issued immediately prior to the Effective Time, and when delivered by the Stockholders to the Purchasers pursuant to this Agreement will be duly authorized, validly issued, fully paid, non-assessable and free and clear of any and all liens, encumbrances, charges or claims. The Principal Stockholders own of record, on a fully diluted basis, no less than 66-2/3% of the issued and outstanding shares of Company Common Stock.

         2.4 SUBSIDIARIES. The Company's subsidiaries and investments in any other corporation or business organization are listed in SCHEDULE 2.4 hereto (collectively, the "SUBSIDIARIES" or individually, a "SUBSIDIARY"). Except as disclosed in SCHEDULE 2.4, all of the outstanding shares of capital stock of each Subsidiary are owned beneficially and of record by the Company free of any lien, restriction or encumbrance and said shares have been duly and validly issued and are outstanding, fully paid and non-assessable. Except as disclosed in SCHEDULE 2.4, there are no outstanding warrants, options or other rights to purchase or acquire any of the shares of capital stock of any Subsidiary, or any outstanding securities convertible into such shares or outstanding warrants, options or other rights to acquire any such convertible securities.

         2.5 AUTHORITY OF THE COMPANY. The Company and the Principal Stockholders have full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by the Company and the Principal Stockholders pursuant to this Agreement and, subject to the approval of this Agreement by the Stockholders of the Company, to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by the Company and the Principal Stockholders of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of the Company and the Principal Stockholders and, subject to the approval of this Agreement by the Stockholders of the Company, no other action on the part of the Company or the Principal Stockholders is required in connection therewith.

         This Agreement and each agreement, document and instrument executed and delivered by the Company and the Principal Stockholders pursuant to this Agreement constitutes, or when executed and delivered will constitute, valid and binding obligations of the Company and the Principal Stockholders enforceable in accordance with their terms. The execution, delivery and performance by the Company and the Principal Stockholders of this Agreement and each such agreement, document and instrument:

                            (i) does not and will not violate any provision of the charter or by-laws of the Company;

                           (ii) does not and will not violate any laws of the United States, or any state or other jurisdiction applicable to the Company or the Principal Stockholders or require the Company or the Principal Stockholders to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) that has not been obtained or made; and

                           (iii) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture or loan or credit agreement or any other agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award to which the Company or any of the Principal Stockholders is a party or by which the property of the Company or any of the Principal Stockholders is bound or affected, or result in the creation or imposition of any mortgage, pledge, lien, security interest or other charge or encumbrance on any of the Company's, its Subsidiaries' or Principal Stockholders' assets or capital stock of the Company or its Subsidiaries, except as specifically identified on SCHEDULE 2.5.

         2.6      REAL AND PERSONAL PROPERTY.

                  (a) REAL PROPERTY. All of the real property owned or leased by the Company or any of its Subsidiaries is identified on SCHEDULE 2.6(a) hereto (herein referred to as the "OWNED REAL PROPERTY" or the "LEASED REAL PROPERTY," as the case may be, or collectively as the "REAL PROPERTY.")

                           (i)     TITLE. Each of the Company and its
         Subsidiaries (including without limitation ACT Partnership) has good, clear, record, marketable and sole title to (A) all Owned Real Property and (B) enforceable leasehold interests in the Leased Real Property, in each case, free and clear of all easements, covenants, restrictions, leases, mortgages, liens, assessments, claims, rights, judgments, encroachments or other matters affecting title (collectively, "ENCUMBRANCES"), other than liens for Taxes (as defined in SECTION 2.8(a)) not yet due or delinquent or being contested in good faith by appropriate means and statutory liens arising in the ordinary course of business by operation of law that are not yet due or developed ("PERMITTED ENCUMBRANCES"), except as set forth on SCHEDULE 2.6(a).

         To the knowledge of the Company and the Principal Stockholders, the lessors of Leased Real Property have good, clear, record and marketable title to the Leased Real Property, and the Company and its Subsidiaries have good, clear, record and marketable title to enforceable leasehold interests in the Leased Real Property, in each case free and clear of all Encumbrances other than Permitted Encumbrances, subject only to the right of reversion of the lessor, except as set forth in SCHEDULE 2.6(a).

                           (ii) STATUS OF LEASES. All leases of Leased Real Property are identified on SCHEDULE 2.6(a), and true and complete copies thereof will be delivered to the Purchasers within fifteen (15) days of the date hereof. Each of said leases has been duly authorized and executed by the parties and is in full force and effect. Neither the Company nor any of its Subsidiaries is in default under any of said leases, nor has any event occurred which, with notice or the passage of time, or both, would give rise to such a default. To the Company's and the Principal Stockholders' knowledge, the other party to each of said leases is not in default under any of said leases and there is no event which, with notice or the passage of time, or both, would give rise to such a default.

                           (iii) CONSENTS. Except as set forth in SCHEDULE 2.6(a), no consent or approval is required with respect to the transactions contemplated by this Agreement from the other parties to any lease of Leased Real Property, from the holder of any Encumbrance on any Owned Real Property, or from any regulatory authority, no filing with any regulatory authority is required in connection therewith, and to the extent that any such consents, approvals or filings are required, the Company or the Principal Stockholders will obtain or complete them before the Closing.

                           (iv) CONDITION OF REAL PROPERTY. Except as set forth in SCHEDULE 2.6(a), there are no material defects in the physical condition of any land, buildings or improvements constituting part of the Real Property, including without limitation, structural elements, mechanical systems, parking and loading areas, and all such buildings and improvements are in good operating condition and repair, ordinary wear and tear excepted, and have been well maintained. None of the Real Property is located in an area designated by any governmental authority as being within a flood plain or subject to special flood or other hazards. Access to the Real Property is by a public way or public street. All water, sewer, gas, electric, telephone, drainage and other utilities required by law or necessary for the current or planned operation of the Real Property have been connected under valid permits and pursuant to valid easements where required, and are sufficient to service the Real Property and are in good operating condition.

                           (v) COMPLIANCE WITH THE LAW. Except as set forth on SCHEDULE 2.5(a), neither the Company nor any Subsidiary has received any notice from any governmental authority of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to any Real Property or improvements located on or constituting part of the Real Property that has not been heretofore corrected and no such violation existed or exists which could have an adverse affect on the use, operation or value of any Real Property or improvements located on or constituting part of the Real Property. No approval or consent to the transactions contemplated by this Agreement is required of any governmental authority with jurisdiction over any aspect of the Real Property or its use or operations. Neither the Company nor any Subsidiary has received any notice of any real estate tax deficiency or assessment or is aware of any proposed deficiency, claim or assessment with respect to any of the Real Property, or any pending or threatened condemnation thereof.

                  (b) PERSONAL PROPERTY. A complete description of the machinery and equipment of the Company and each of its Subsidiaries is contained in
SCHEDULE 2.6(b) hereto. Except as specifically disclosed in said Schedule or in the Base Balance Sheet (as hereinafter defined), the Company and each of its Subsidiaries has good and marketable title to all of its personal property. None of such personal property or assets is subject to any mortgage, pledge, lien, conditional sale agreement, security title, encumbrance or other charge except as specifically disclosed in said Schedule or in the Base Balance Sheet. The Base Balance Sheet reflects all personal property of the Company and each of its Subsidiaries. Except as otherwise specified in SCHEDULE 2.6(b), all leasehold improvements, furnishings, machinery and equipment of the Company and each of its Subsidiaries are in good repair, ordinary wear and tear excepted, have been well maintained, and substantially comply with all applicable laws, ordinances and regulations, and such machinery and equipment is in good working order.

         2.7      FINANCIAL STATEMENTS.

                  (a) The Company will deliver to the Purchasers the following financial statements: Consolidated Balance Sheets of the Company and its Subsidiaries for its fiscal years ending on September 30, 1997, September 30, 1998 and September 30, 1999, and for the quarter ending December 31, 1999 (the Balance Sheet of the Company for the quarter ending December 31, 1999 is hereinafter referred to as the "BASE BALANCE SHEET") and statements of income, retained earnings and cash flows for the three years then ended, in each case with appropriate footnotes and in the case of the September 30, 1997 and December 31, 1999 statements, certified by V.W. Wang, the President and Chief Executive Officer of the Company. Said financial statements have been prepared in accordance with generally accepted accounting principles applied consistently during the periods covered thereby, are complete and correct in all material respects and present fairly in all material respects the financial condition of the Company and each of its Subsidiaries at the dates of said statements and the results of its operations for the periods covered thereby.

                  (b) As of the date of the Base Balance Sheet, the date hereof and as of the Closing neither the Company nor any Subsidiary had or will have any liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including without limitation, liabilities as guarantor or otherwise with respect to obligations of others, liabilities for taxes due or then accrued or to become due, liabilities in respect of legal, accounting, tax or other professional services rendered on behalf of the Company or any of its Subsidiaries in connection with the Litigations (as defined in SECTION 3.11 hereof) or otherwise, or contingent or potential liabilities relating to activities of the Company or any Subsidiary or the conduct of their business prior to the date of the Base Balance Sheet, the date hereof or as of the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except liabilities
(i) stated or adequately reserved against on the Base Balance Sheet, or (ii) since the date of the Base Balance Sheet, incurred in the ordinary course of business of the Company or any Subsidiary consistent with the terms of this Agreement.

                  (c) The Base Balance Sheet contains separate line items that set forth the amount of any and all liabilities in respect of legal, accounting, tax or other professional services rendered on behalf of the Company, which line items shall specifically identify the amount of any such liabilities related to the Litigations.

         2.8      TAXES.

                  (a) The Company and each of its Subsidiaries has paid or caused to be paid all federal, state, local, foreign, and other taxes, including without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "TAXES"), required to be paid by it through the date hereof whether disputed or not.

                  (b) The Company has filed in accordance with applicable law all federal, state, local and foreign tax returns required to be filed by it through the date hereof, and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period. A list of all federal, state, local and foreign income tax returns filed with respect to the Company and its Subsidiaries for taxable periods ended on or after December 31, 1993 is set forth in SCHEDULE 2.8 hereto, and said Schedule indicates those returns that have been audited or currently are the subject of an audit. For each taxable period of the Company and its Subsidiaries ended on or after December 31, 1993, the Company will have, within 10 days of the date hereof, delivered to Purchasers correct and complete copies of all federal, state, local and foreign income tax returns, examination reports and statements of deficiencies assessed against or agreed to by the Company or any of its Subsidiaries.

                  (c) Neither the Internal Revenue Service nor any other governmental authority is now asserting or, to the knowledge of the Company or either Stockholder, threatening to assert against the Company or any Subsidiary any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where the Company or any Subsidiary does not file reports and returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of the Company or any Subsidiary that arose in connection with any failure (or alleged failure) to pay any Taxes. Neither the Company nor any Subsidiary has ever entered into a closing agreement pursuant to Section 7121 of the Internal Revenue Code of 1986, as amended (the "CODE").

                  (d) Except as set forth in SCHEDULE 2.8, there has not been any audit of any tax return filed by the Company, no such audit is in progress, and neither the Company nor any Subsidiary has been notified by any tax authority that any such audit is contemplated or pending. Except as set forth in
SCHEDULE 2.8, no extension of time with respect to any date on which a tax return was or is to be filed by the Company or any Subsidiary is in force, and no waiver or agreement by the Company or any Subsidiary is in force for the extension of time for the assessment or payment of any Taxes.

                  (e) Neither the Company nor any Subsidiary has ever been or has ever had any liability for unpaid Taxes because it once was a member of an "affiliated group" (as defined in Section 1504(a) of the Code). Except as set forth in SCHEDULE 2.8, neither the Company nor any Subsidiary has ever filed, nor has ever been required to file, a consolidated, combined or unitary tax return with any other entity. Except as set forth in SCHEDULE 2.8, neither the Company nor any Subsidiary owns nor has ever owned a direct or indirect interest in any trust, partnership, corporation or other entity. Except as set forth in
SCHEDULE 2.8, neither the Company nor any Subsidiary is a party to any tax sharing agreement.

                  (f) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

         2.9 COLLECTIBILITY OF ACCOUNTS RECEIVABLE. All of the accounts receivable of the Company shown or reflected on the Base Balance Sheet or existing at the date hereof (less the reserve for bad debts set forth on the Base Balance Sheet) are or will be at the Closing valid and enforceable claims, fully collectible and subject to no set off or counterclaim. Neither the Company nor any Subsidiary has any accounts or loans receivable from any person, firm or corporation which is affiliated with the Company or any Subsidiary or from any director, officer or employee of the Company or any Subsidiary, except as disclosed on SCHEDULE 2.9 hereto, and all accounts and loans receivable from any such person, firm or corporation shall be paid in cash prior to the Closing.

         2.10 ABSENCE OF CERTAIN CHANGES. Except as disclosed in SCHEDULE 2.10 hereto, since the date of the Base Balance Sheet there has not been:

                  (a) Any change in the financial condition, properties, assets, liabilities, prospects, or business or operations of the Company or any of its Subsidiaries, which change by itself or in conjunction with all other such changes, whether or not arising in the ordinary course of business, has been materially adverse with respect to the Company or any of its Subsidiaries;

                  (b) Any contingent liability incurred by the Company or any of its Subsidiaries as guarantor or otherwise with respect to the obligations of others or any cancellation of any material debt or claim owing to, or waiver of any material right of, the Company or any of its Subsidiaries;

                  (c) Any mortgage, encumbrance or lien placed on any of the properties of the Company or any of its Subsidiaries which remains in existence on the date hereof or will remain on the Closing Date;

                  (d) Any obligation or liability of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown, incurred by the Company or any of its Subsidiaries other than obligations and liabilities incurred in the ordinary course of business consistent with the terms of this Agreement (it being understood that product or service liability claims shall not be deemed to be incurred in the ordinary course of business);

                  (e) Any purchase, sale or other disposition, or any agreement or other arrangement for the purchase, sale or other disposition, of any of the properties or assets of the Company or any of its Subsidiaries other than in the ordinary course of business;

                  (f) Any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties, assets or business of the Company or any of its Subsidiaries;

                  (g) Except with respect to any agreement of the Company made prior to the date hereof for the purchase or redemption of any option for shares of Common Stock of the Company issued by the Company prior to the date hereof, any declaration, setting aside or payment of any dividend by the Company or any of its Subsidiaries, or the making of any other distribution in respect of the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company or any of its Subsidiaries of its own capital stock;

                  (h) Any labor trouble or claim of unfair labor practices involving the Company; any change in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its officers, employees, agents or independent contractors other than normal merit increases in accordance with its usual practices; or any bonus payment or arrangement made to or with any of such officers, employees, agents or independent contractors;

                  (i) Any change with respect to the officers or management of the Company or any of its Subsidiaries;

                  (j) Any payment or discharge of a material lien or liability of the Company or any of its Subsidiaries which was not shown on the Base Balance Sheet or incurred in the ordinary course of business thereafter;

                  (k) Any obligation or liability incurred by the Company or any of its Subsidiaries to any of its officers, directors, stockholders or employees, or any loans or advances made by the Company or any of its Subsidiaries to any of its officers, directors, stockholders or employees, except normal compensation and expense allowances payable to officers or employees;

                  (l) Any change in accounting methods or practices, credit practices or collection policies used by the Company or any of its Subsidiaries;

                  (m) Any other transaction entered into by the Company or any of its Subsidiaries other than transactions in the ordinary course of business; or

                  (n) Any agreement or understanding whether in writing or otherwise, for the Company to take any of the actions specified in paragraphs
(a) through (m) above.

         2.11 ORDINARY COURSE. Since the date of the Base Balance Sheet, the Company and each of its Subsidiaries have conducted its business only in the ordinary course and consistently with its prior practices.

         2.12 BANKING RELATIONS. All of the arrangements which the Company or any of its Subsidiaries has with any banking institution are completely and accurately described in SCHEDULE 2.12 attached hereto, indicating with respect to each of such arrangements the type of arrangement maintained (such as checking account, borrowing arrangements, safe deposit box, etc.) and the person or persons authorized in respect thereof.

         2.13     INTELLECTUAL PROPERTY.

                  (a) Except as described in SCHEDULE 2.13, the Company and each of its Subsidiaries has exclusive ownership of, or exclusive license to use, all patent, copyright, trade secret, trademark, or other proprietary rights (including without limitation, rights in respect of the name "C-Mold") (collectively, "INTELLECTUAL PROPERTY") used or to be used in the business of the Company and each Subsidiary as presently conducted or contemplated. All of the rights of the Company and its Subsidiaries in such Intellectual Property are freely transferable. There are no claims or demands of any other person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or threatened, which challenge the rights of the Company or any Subsidiary in respect thereof. The Company and each of its Subsidiaries has the right to use, free and clear of claims or rights of other persons, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its products or its business as presently conducted or contemplated. Neither the Company nor any of its Subsidiaries has knowledge of any infringement by any party of any of its Intellectual Property rights.

                  (b) All patents, patent applications, trademarks, trademark applications, service marks, trade names, franchises, permits, Internet domain names, software and registrations and registered copyrights which are owned by or licensed to the Company or any of its Subsidiaries or used or to be used by the Company or any of its Subsidiaries in their businesses as presently conducted or contemplated, and all other items of Intellectual Property which are used in the business or operations of the Company or any of its Subsidiaries, are listed in SCHEDULE 2.13. All of such patents, patent applications, trademark registrations, trademark applications and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on said Schedule, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations of the United States and each such jurisdiction. The trademark "C-Mold" has been registered by the Company with the United States Patent and Trademark Office and such registration is in full force and effect.

                  (c) All licenses or other agreements under which the Company is granted rights in Intellectual Property are listed in SCHEDULE 2.13. All said licenses or other agreements are in full force and effect, there is no material default by any party thereto, and, except as set forth on SCHEDULE 2.13, all of the rights of the Company or any Subsidiary thereunder are freely assignable. To the knowledge of the Company and the Principal Stockholders, the licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other agreements, and any amendments thereto, will be provided to the Purchasers within 15 days of the date hereof.

                  (d) All licenses or other agreements under which the Company or any of its Subsidiaries has granted rights to others in Intellectual Property owned or licensed by the Company or such Subsidiary are listed in SCHEDULE 2.13. All of said licenses or other agreements are in full force and effect, there is no material default by any party thereto, and, except as set forth on SCHEDULE 2.13, all of the rights of Company or any Subsidiary thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, will be provided to the Purchasers within 15 days of the date hereof.

                  (e) Except as set forth on SCHEDULE 2.13, the present and, to the knowledge of the Company and the Principal Stockholders after diligent investigation, the contemplated business, activities and products of the Company and its Subsidiaries do not infringe any Intellectual Property of any other person. Except as set forth on SCHEDULE 2.13, no proceeding charging the Company or any of its Subsidiaries with infringement of any adversely held Intellectual Property has been filed or is threatened to be filed. To the Company's knowledge, there exists no unexpired patent or patent application which includes claims that would be infringed by or otherwise adversely affect the products, activities or business of the Company. Neither the Company nor any of its Subsidiaries is making unauthorized use of any confidential information or trade secrets of any person, including without limitation, any former employer of any past or present employee of Company or any of its Subsidiaries. Except as set forth in SCHEDULE 2.13, neither the Company nor any Subsidiary nor, to the knowledge of the Company and the Principal Stockholders, any of their employees have any agreements or arrangements with any persons other than the Company or its Subsidiaries related to confidential information or trade secrets of such persons or restricting any such employee's ability to engage in business activities of any nature. The activities of the Company's or any of its Subsidiaries' employees on behalf of the Company or any Subsidiary do not violate any such agreements or arrangements known to the Company.

         2.14 CONTRACTS. Except for contracts, commitments, plans, agreements and licenses described in SCHEDULE 2.14 (true and complete copies of which have been delivered to the Purchasers), neither the Company nor any of its Subsidiaries is a party to or subject to:

                  (a) any plan or contract providing for bonuses, pensions, options, stock purchases, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

                  (b) any employment contract or contract for services which is not terminable within 30 days by the Company or a Subsidiary without liability for any penalty or severance payment;

                  (c) any contract or agreement for the purchase of any commodity, material or equipment, except purchase orders in the ordinary course for less than $10,000 each, such orders not exceeding $50,000 in the aggregate;

                  (d) any other contracts or agreements creating any obligations of the Company or any of its Subsidiaries of $50,000 or more with respect to any such contract or agreement not specifically disclosed elsewhere under this Agreement;

                  (e) any contract or agreement providing for the purchase of all or substantially all of its requirements of a particular product from a supplier;

                  (f) any contract or agreement which by its terms does not terminate or is not terminable without penalty by the Company or a Subsidiary or their successors within one year after the date hereof;

                  (g) any contract or agreement for the sale or license of its products not made in the ordinary course of business;

                  (h) any contract with any sales agent or distributor of products of the Company or any of its Subsidiaries;

                  (i) any contract containing covenants limiting the freedom of the Company or any of its Subsidiaries to compete in any line of business or with any person or entity;

                  (j) any contract or agreement for the purchase of any fixed asset for a price in excess of $10,000 whether or not such purchase is in the ordinary course of business;

                  (k) any license agreement (as licensor or licensee), other than the standard license agreement used for the Company's software products, a form copy of which will be provided to the Purchasers within 10 days after the date hereof;

                  (l) any indenture, mortgage, promissory note, loan agreement, guaranty or other agreement or commitment for the borrowing of money; or

                  (m) any contract or agreement with any officer, director, employee or stockholder of the Company or any of its Subsidiaries or with any persons or organizations controlled by or affiliated with any of them.

         Neither the Company nor any of its Subsidiaries is in default under any such contracts, commitments, plans, agreements or licenses described in said Schedule or has any knowledge of conditions or facts which with notice or passage of time, or both, would constitute a default.

         2.15 LITIGATION. SCHEDULE 2.15 hereto lists all currently pending litigation and governmental or administrative proceedings or investigations to which the Company or any of its Subsidiaries is a party.

         2.16 COMPLIANCE WITH LAWS. Except as set forth in SCHEDULE 2.16 hereto, the Company and each of its Subsidiaries is in compliance in all material respects with all applicable statutes, ordinances, orders, judgements, decrees, rules and regulations promulgated by any federal, state, municipal entity, agency, court or other governmental authority which apply to the Company or any Subsidiary or to the conduct of its business, and neither the Company nor any of its Subsidiaries has received notice of a violation or alleged violation of any such statute, ordinance, order, rule or regulation.

         2.17 INSURANCE. The physical properties and assets of the Company and its Subsidiaries are insured to the extent disclosed in SCHEDULE 2.17 attached hereto and all such insurance policies and arrangements are disclosed in said Schedule. Said insurance policies and arrangements are in full force and effect, all premiums with respect thereto are currently paid, and the Company and each of its Subsidiaries is in compliance in all material respects with the terms thereof. Said insurance is adequate and customary for the business engaged in by the Company and each Subsidiary and is sufficient for compliance by the Company and each Subsidiary with all requirements of law and all agreements and leases to which the Company or any Subsidiary is a party.

         2.18 WARRANTY OR OTHER CLAIMS. There are no existing or, to the knowledge of the Company and the Principal Stockholders, threatened product liability, warranty or other similar claims, or any facts upon which a material claim of such nature could be based, against the Company or any of its Subsidiaries for products or services which are defective or fail to meet any product or service warranties except as disclosed in SCHEDULE 2.18 hereto.

         2.19 PERMITS; BURDENSOME AGREEMENTS. SCHEDULE 2.19 hereto lists all permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "APPROVALS") required from federal, state or local authorities in order for the Company and each of its Subsidiaries to conduct its business. The Company and each of its Subsidiaries has obtained all such Approvals, which are valid and in full force and effect, and is operating in compliance therewith. Such Approvals include, but are not limited to, those required under federal, state or local statutes, ordinances, orders, requirements, rules, regulations, or laws pertaining to environmental protection, public health and safety, worker health and safety, buildings, highways or zoning. Except as disclosed in SCHEDULE 2.19 or in any other Schedule hereto, neither the Company nor any of its Subsidiaries is subject to or bound by any agreement, judgment, decree or order which may materially and adversely affect its business or prospects, its condition, financial or otherwise, or any of its assets or properties.

         2.20 CORPORATE RECORDS; COPIES OF DOCUMENTS. The corporate record books of the Company and its Subsidiaries accurately record all corporate action taken by their respective stockholders and boards of directors and committees. The copies of the corporate records of the Company and each of its Subsidiaries, as made available to the Purchasers for review, are true and complete copies of the originals of such documents.

         2.21     TRANSACTIONS WITH INTERESTED PERSONS.

                  (a) Except as set forth in SCHEDULE 2.21(a) hereto, none of the Company, any of its Subsidiaries, any Stockholder, officer, supervisory employee or director of the Company or, to the knowledge of Company and the Principal Stockholders, any of their respective spouses or family members, owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or director or in another similar capacity of, any competitor or supplier of Company, or any organization which has a material contract or arrangement with the Company or any of its Subsidiaries.

                  (b) Except as set forth in SCHEDULE 2.21(b) hereto, each Stockholder who is employed by the Company is not a party to any non-competition, trade secret or confidentiality agreement with any third party other than the Company or a Subsidiary. There are no agreements or arrangements not contained herein or disclosed in a Schedule hereto, to which any Stockholder is a party relating to the business of the Company or any Subsidiary or to such Stockholder's rights and obligations as a stockholder, director or officer of the Company or any Subsidiary.

         2.22     EMPLOYEE BENEFIT PROGRAMS.

                  (a) SCHEDULE 2.22 hereto lists every Employee Program (as defined below) that has been maintained (as defined below) by the Company or any of its Subsidiaries or Affiliates (as defined below) at any time during the six-year period ending on the Closing date.

                  (b) Each Employee Program which has ever been maintained by the Company or any of its Subsidiaries or Affiliates and which has at any time been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the Internal Revenue Service ("IRS") regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the Closing (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including without limitation Code Sections 105, 125, 401(a) and 501(c)(9)). Each asset held under any such Employee Program may be liquidated or terminated without the imposition of any redemption fee, surrender charge or comparable liability. No partial termination (within the meaning of Section 411(d)(3) of the Code) has occurred with respect to any Employee Program.

                  (c) The Company does not know and has no reason to know, of any failure of any party to comply with any laws applicable to the Employee Programs that have been maintained by the Company or any of its Subsidiaries or Affiliates. With respect to any Employee Program ever maintained by the Company or any of its Subsidiaries or Affiliates, there has occurred no "prohibited transaction", as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Section 4975 of the Code, or breach of any duty under ERISA or other applicable law (including, without limitation, any health care continuation requirements or any other tax law requirements, or conditions to favorable tax treatment, applicable to such plan), which could result, directly or indirectly, in any taxes, penalties or other liability to the Company, any Subsidiary, or the Purchasers. No litigation, arbitration, or governmental administrative proceeding (or investigation) or other proceeding (other than those relating to routine claims for benefits) is pending or threatened with respect to any such Employee Program. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by the Company or any Affiliate, for all periods prior to the Closing Date, either have been made or have been accrued (and all such unpaid but accrued amounts are described on SCHEDULE 2.22).

                  (d) None of the Company, any Subsidiary or any Affiliate (as defined below) (i) has ever maintained any Employee Program which has been subject to title IV of ERISA (including, but not limited to, any Multiemployer Plan (as defined below)) or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

                  (e) With respect to each Employee Program maintained by the Company or any Subsidiary within the three years preceding the Closing, complete and correct copies of the following documents (if applicable to such Employee Program) will be delivered to the Purchasers within 10 days of the date hereof:
(i) all documents embodying or governing such Employee Program, and any funding medium for the Employee Program (including, without limitation, trust agreements) as they may have been amended; (ii) the most recent IRS determination or approval letter with respect to such Employee Program under Code Sections 401 or 501(c)(9), and any applications for determination or approval subsequently filed with the IRS; (iii) the six most recently filed IRS Forms 5500, with all applicable schedules and accountants' opinions attached thereto; (iv) the summary plan description for such Employee Program (or other descriptions of such Employee Program provided to employees) and all modifications thereto; (v) any insurance policy (including any fiduciary liability insurance policy) related to such Employee Program; (vi) any documents evidencing any loan to an Employee Program that is a leveraged employee stock ownership plan; and (vii) all other materials reasonably necessary for Parent and the Company or any Affiliate to perform any of its responsibilities with respect to any Employee Program subsequent to the Closing (including, without limitation, health care continuation requirements).

                  (f) Each Employee Program required to be listed on SCHEDULE
2.22 may be amended, terminated, or otherwise modified by the company to the greatest extent permitted by applicable law, including the elimination of any and all future benefit accruals under any Employee Program and no employee communications or provision of any Employee Program document has failed to effectively reserve the right of the Company or the Subsidiary or Affiliate to so amend, terminate or otherwise modify such Employee Program.

                  (g) Each Employee Program ever maintained by the Company or any of its Subsidiaries or Affiliates (including each non-qualified deferred compensation arrangement) has been maintained in compliance with all applicable requirements of federal and state securities laws including (without limitation, if applicable) the requirements that the offering of interests in such Employee Program be registered under the Securities Act of 1933 and/or state "Blue Sky" laws.

                  (h) Each Employee Program ever maintained by the Company or any of its Subsidiaries or Affiliates has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, Health Insurance Portability and Accountability Act of 1996, the Newborns' and Mothers' Health Protection Act of 1996, the Mental Health Parity Act of 1996, and the Women's Health and Cancer Rights Act of 1998.

(i)      For purposes of this Section:

                           (i) "EMPLOYEE PROGRAM" means (A) all employee benefit plans within the meaning of ERISA Section 3(3), including, but not limited to, multiple employer welfare arrangements (within the meaning of ERISA Section 3(40)), plans to which more than one unaffiliated employer contributes and employee benefit plans (such as foreign or excess benefit plans) which are not subject to ERISA; (B) all stock option plans, bonus or incentive award plans, severance pay policies or agreements, deferred compensation agreements, supplemental income arrangements, vacation plans, and all other employee benefit plans, agreements, and arrangements not described in (A) above, including without limitation, any arrangement intended to comply with Code Section 120, 125, 127, 129 or 137; and (C) all plans or arrangements providing compensation to employee and non-employee directors. In the case of an Employee Program funded through a trust described in Code Section 401(a) or an organization described in Code
         Section 501(c)(9), or any other funding vehicle, each reference to such Employee Program shall include a reference to such trust, organization or other vehicle.

                           (ii) An entity "MAINTAINS" an Employee Program if such entity sponsors, contributes to, or provides (or has promised to provide) benefits under such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity, or their spouses, dependents, or beneficiaries.

                           (iii) An entity is an "AFFILIATE" of the Company or a Subsidiary if it would have ever been considered a single employer with the Company or any of its Subsidiaries under ERISA Section 4001(b) or part of the same "controlled group" as the Company or any of its Subsidiaries for purposes of ERISA Section 302(d)(8)(C).

                           (iv) "MULTIEMPLOYER PLAN" means a (pension or non-pension) employee benefit plan to which more than one employer contributes or which is maintained pursuant to one or more collective bargaining agreements.

         2.23     ENVIRONMENTAL MATTERS.

                  (a) Except as set forth in SCHEDULE 2.23 hereto, (i) neither the Company nor any of its Subsidiaries has ever generated, transported, used, stored, treated, disposed of, or managed any Hazardous Waste (as defined below);
(ii) no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by the Company or any of its Subsidiaries, or has ever been located in the soil or groundwater at any such site; (iii) no Hazardous Material has, to the knowledge of the Company or any of the Principal Stockholders, ever been transported from any site presently or formerly owned, operated, leased, or used by the Company or any of its Subsidiaries for treatment, storage, or disposal at any other place; (iv) neither the Company nor any of its Subsidiaries presently owns, operates, leases, or uses, nor has it previously owned, operated, leased, or used any site on which underground storage tanks are or were located; and (v) no lien has ever been imposed by any governmental agency on any property, facility, machinery, or equipment owned, operated, leased, or used by the Company or any of its Subsidiaries in connection with the presence of any Hazardous Material.

                  (b) Except as set forth in SCHEDULE 2.23, (i) neither the Company nor any of its Subsidiaries has any liability under, nor has it ever violated, any Environmental Law (as defined below); (ii) the Company and each of its Subsidiaries, any property owned, operated, leased, or used by any of them, and any facilities and operations thereon, are presently in compliance with all applicable Environmental Laws; (iii) neither the Company nor any of its Subsidiaries has ever entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) neither the Company nor any of its Subsidiaries has any reason to believe that any of the items enumerated in clause (iii) of this subsection will be forthcoming.

                  (c) Except as set forth in SCHEDULE 2.23, no site owned, operated, leased (provided that with respect to sites leased by the Company or its Subsidiaries outside the United States of America this representation shall be made as to the Company's and the Principal Stockholders' knowledge), or used by the Company or any of its Subsidiaries contains any asbestos or asbestos-containing material, any polychlorinated biphenyls (PCBs) or equipment containing PCBs, or any urea formaldehyde foam insulation.

                  (d) For purposes of this SECTION 2.23, (i) "HAZARDOUS MATERIAL" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, contaminant, or other substance which may pose a threat to the environment or to human health or safety, as defined or regulated under any Environmental Law;
(ii) "HAZARDOUS WASTE" shall mean and include any hazardous waste as defined or regulated under any Environmental Law; (iii) "ENVIRONMENTAL LAW" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, federal, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted; and (iv) "COMPANY" shall mean and include the Company, each of its Subsidiaries and all other entities for whose conduct the Company or any of its Subsidiaries is or may be held responsible under any Environmental Law.

         2.24 LIST OF DIRECTORS AND OFFICERS. SCHEDULE 2.24 hereto contains a true and complete list of all current directors and officers of the Company and each of its Subsidiaries. In addition, SCHEDULE 2.24 contains a list of all managers, employees and consultants of the Company. In each case such Schedule includes the current job title and aggregate annual compensation of each such individual.

         2.25 DISCLOSURE. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by the Company and the Principal Stockholders to the Purchasers pursuant to this Agreement do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. There are no facts which presently or may in the future have a material adverse affect on the business, properties, prospects, operations or condition of the Company or any of its Subsidiaries which have not been specifically disclosed herein or in a Schedule furnished herewith, other than general economic conditions affecting the industries in which the Company or any of its Subsidiaries operates.

         2.26 EMPLOYEES; LABOR MATTERS. The Company and its Subsidiaries generally enjoys good employer-employee relationships. Neither the Company nor any of its Subsidiaries is delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Except as set forth in SECTION 6.2(d) hereof, upon termination of the employment of any of said employees, neither the Company, any of its Subsidiaries nor the Purchasers will by reason of the transactions contemplated under this Agreement or anything done prior to the Closing be liable to any of said employees for so-called "severance pay" or any other payments, except as set forth in SCHEDULE 2.26. Neither the Company nor any of its Subsidiaries has any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as set forth in said Schedule. The Company and each of its Subsidiaries is in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. Neither the Company nor any of its Subsidiaries has received any information indicating that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency. The Company and each of its Subsidiaries is, and at all times since November 6, 1986 has been, in compliance with the requirements of the Immigration Reform Control Act of 1986.

         2.27 CUSTOMERS, DISTRIBUTORS AND SUPPLIERS. SCHEDULE 2.27(a) sets forth any customer, sales representative or distributor (whether pursuant to a commission, royalty or other arrangement) which accounts for more than 5% of the sales of the Company and its Subsidiaries on a consolidated basis for the twelve months ended December 31, 1999 (collectively, the "CUSTOMERS AND DISTRIBUTORS").
SCHEDULE 2.27(b) lists all of the suppliers of the Company and each of its Subsidiaries to whom during the twelve months ended December 31, 1999 the Company or its Subsidiary made payments aggregating $10,000 or more showing, with respect to each, the name, address and dollar volume involved (the "SUPPLIERS"). The relationships of the Company and each of its Subsidiaries with its Customers, Distributors and Suppliers are good commercial working relationships.

         2.28 YEAR 2000 COMPLIANCE. All computer applications, programs and products including those of its suppliers and vendors that are material to the Company and its Subsidiaries are able to perform properly date-sensitive functions for all dates before and after January 1, 2000.

SECTION 3.        COVENANTS OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS.

         3.1 MAKING OF COVENANTS AND AGREEMENTS. The Company and the Principal Stockholders jointly and severally hereby make the covenants and agreements set forth in this SECTION 3 and the Principal Stockholders agree to cause the Company and its Subsidiaries to comply with such agreements and covenants. No Principal Stockholder shall have any right of indemnity or contribution from the Company or any Subsidiary with respect to the breach of any covenant or agreement hereunder.

         3.2 CONDUCT OF BUSINESS. Between the date of this Agreement and the Closing Date, the Company and each of its Subsidiaries will:


                  (a) Conduct its business only in the ordinary course and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

                  (b) Refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from purchasing any capital asset costing more than $10,000 and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets other than in the ordinary course of business;

                  (c) Refrain from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other contingent or fixed obligations (including obligations for borrowed money) or liabilities except in the ordinary course of business;

                  (d) Refrain from making any change or incurring any obligation to make a change in its charter, bylaws or authorized or issued capital stock;

                  (e) Except with respect to any agreement of the Company made prior to the date hereof for the purchase or redemption of any option for shares of Common Stock of the Company issued by the Company prior to the date hereof, refrain from declaring, setting aside or paying any dividend, making any other distribution in respect of its capital stock or making any direct or indirect redemption, purchase or other acquisition of its stock;

                  (f) Refrain from entering into any employment contracts, or making any change in the compensation payable or to become payable to any of its officers, employees, agents or independent contractors, other than with respect to Richard Ran on terms negotiated in the ordinary course of business;

                  (g) Refrain from prepaying any loans (if any) from its stockholders, officers or directors or making any change in its borrowing arrangements;

                  (h) Except with respect to any agreement of the Company made prior to the date hereof for the purchase or redemption of any option for shares of Common Stock of the Company issued by the Company prior to the date hereof, refrain from issuing any equity securities;

                  (i) Refrain from entering into any transaction of the type described in SECTION 2.21 hereof;

                  (j) Use its best efforts to prevent any change with respect to its management and supervisory personnel and banking arrangements;

                  (k) Use its best efforts to keep intact its business organization, to keep available its present officers and employees and to preserve the goodwill of all suppliers, customers, independent contractors and others having business relations with it;

                  (l) Have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth in the SCHEDULE 2.17 hereto or equivalent insurance with any substitute insurers approved in writing by Parent; and

                  (m) Furnish the Purchasers with unaudited monthly balance sheets and statements of income and retained earnings and cash flows of the Company and each of its

Subsidiaries on a consolidated basis within 15 days after each month end for each month ending more than 15 days before the Closing.

                  (n) Refrain from acquiring any rights, assets, intangible property or liabilities currently owned or controlled by any Stockholder from such Stockholder, including without limitation the Principal Stockholders, or, other than in the ordinary cause of business, from any other third-party, without the prior written consent of Parent.

                  (o) Refrain from, other than in the ordinary cause of business, transferring from the Company or any of its Subsidiaries any rights, assets, intangible property or liabilities to any Stockholder (including without limitation the Principal Stockholders) or any other third party, without the prior written consent of Parent.

         3.3 NOTICE OF DEFAULT. Promptly upon the occurrence of, or promptly upon the Company, any Subsidiary or a Principal Stockholder becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to the Company, any Subsidiary or such Stockholder prior to the date hereof, of any of the representations, warranties or covenants of the Company or the Principal Stockholders contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, the Company or the Principal Stockholders shall give detailed written notice thereof to the Purchaser and the Company and the Principal Stockholders shall use their best efforts to prevent or promptly remedy the same.

         3.4 CONSUMMATION OF AGREEMENT. The Company and each of the Principal Stockholders shall use their best efforts to perform and fulfill all conditions and obligations on their parts to be performed and fulfilled under this Agreement, and shall cooperate with all reasonable requests of the Purchasers and their counsel in connection therewith, to the end that the transactions contemplated by this Agreement shall be fully carried out. To this end, the Company will obtain prior to the Closing all necessary authorizations or approvals of its Stockholders and Board of Directors.

         3.5 NO SOLICITATION OF OTHER OFFERS. None of the Company, its Subsidiaries, the Principal Stockholders, nor any of their representatives will, directly or indirectly, solicit, encourage, assist, initiate discussions or engage in negotiations with, provide any information to, or enter into any agreement or transaction with, any person, other than the Purchasers, relating to the possible acquisition of any capital stock of the Company or its Subsidiaries, or any of their assets, except for the sale of assets in the ordinary course of business of the Company or its Subsidiaries consistent with the terms of this Agreement.

         3.6 CONFIDENTIALITY. The Company and the Principal Stockholders agree that, unless and until the Closing has been consummated, each of the Company, its Subsidiaries, the Principal Stockholders and their officers, directors, agents and representatives will hold, and will cause the other Stockholders of the Company to hold, in strict confidence, and will not use, any confidential or proprietary data or information obtained from the Purchasers with respect to their business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. If the transactions contemplated by this Agreement are not consummated, the Company, its Subsidiaries and the Principal Stockholders will return to the Purchasers (or certify that they have destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to the Company, its Subsidiaries or the Principal Stockholders in connection with the transaction.

         3.7 TAX RETURNS. The Company and the Principal Stockholders shall cooperate with the Purchasers to permit the Company and its Subsidiaries in accordance with applicable law to promptly prepare and file on or before the due date or any extension thereof all federal, state and local tax returns required to be filed by the Company and its Subsidiaries with respect to taxable periods ending on or before the Closing.

         3.8 BUSINESS REVIEW. The Purchasers and each of their authorized representatives, attorneys, accountants and consultants shall have the opportunity to conduct a full and complete due diligence investigation of the business, financial condition and operations of the Company and its Subsidiaries, which investigation shall include a customary legal due diligence review (the "BUSINESS REVIEW").

         In connection with the Business Review, the Company, its Subsidiaries and the Principal Stockholders shall permit the Purchasers and their authorized representatives (including without limitation their counsel and independent public accountants) access to all of the books and records of the Company and its Subsidiaries, and the opportunity to inspect, review or copy the same. The Company, its Subsidiaries and the Principal Stockholders shall also permit the Purchasers and their authorized representatives, including any engineers, environmental engineers or consultants retained by the Purchasers, upon reasonable prior notice and subject to any reasonable rules or regulations pertinent to the applicable facilities, access to the Owned Real Property or the Leased Real Property for inspection. The Company, its Subsidiaries and the Principal Stockholders shall, and shall cause their employees, agents and representatives to, cooperate with the Purchasers in the conduct of the Business Review.

         3.9 PREPARATION OF SCHEDULES. The Company, its Subsidiaries and the Principal Stockholders acknowledge that the Schedules contemplated by this Agreement have not been attached hereto as of the date hereof, and the Company, its Subsidiaries and the Principal Stockholders shall use best efforts to prepare, negotiate and finalize the Schedules as soon as practicable following execution and delivery of this Agreement, but in no event later than 30 days following the date hereof. On the date on which the Schedules have been finalized, the Company, its Subsidiaries and the Principal Stockholders shall execute and deliver an amendment to this Agreement acknowledging and agreeing to the incorporation of the Schedules into this Agreement effective as of the date hereof, and true and complete copies of the Schedules shall be attached to such amendment (the "SCHEDULE AMENDMENT").

         3.10 FILING COOPERATION. In connection with any filings to be made by Parent under the Securities Act of 1933, as amended (the "SECURITIES ACT") or the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), the Company and the Principal Stockholders shall (a) provide for inclusion therein or filing therewith the financial, business and other information and documents reasonably requested for inclusion therein by Parent, (b) consider promptly Parent's reasonable requests for any additional information or documents and use commercially reasonable efforts to make such available, and (c) generally cooperate with Parent and its representatives and agents in connection therewith. The Principal Stockholders shall not have an obligation to incur any personal expense in order to comply with this SECTION 3.10, however, the Principal Stockholders shall comply with this SECTION 3.10 so long as any such expense is paid for by Parent.

         3.11 STAY OF PROCEEDINGS. Commencing upon the date hereof and continuing until the Closing or the earlier termination of this Agreement, the Company and the Principal Stockholders agree to use commercially reasonable best efforts to cause all parties who are (x) defendants in that certain litigation pending in United States District Court for the Northern District of New York (the "NEW YORK COURT"), case No. 99-CV-216 (the "NEW YORK LITIGATION") and (y) plaintiffs in that certain litigation pending in Jefferson Circuit Court, Division One in Jefferson County, Kentucky (the "KENTUCKY COURT"), case No.98-CI-03901 (the "KENTUCKY LITIGATION" and together with the New York Litigation, the "LITIGATIONS") to (i) stay all actions and proceedings related to the Litigations, (ii) refrain from filing any motions, conducting any depositions, serving any interrogatories, engaging in discovery proceedings, or performing, conducting or engaging in any actions or proceedings related thereto, and (iii) file with the New York Court and the Kentucky Court any and all necessary documents, instruments and certificates as may be required by such courts to effect such stay of the Litigations. Nothing herein shall be construed to affect in any way the Preliminary Injunction entered by the United States District Court for the Northern District of New York on February 28, 1999, and reaffirmed by that Court on January 11, 2000, which shall remain in full force and effect during the pendency of this Agreement.

         3.12 VOTING. The Principal Stockholders hereby agree to vote all of the shares of Company Common Stock held by them in favor of the transactions contemplated by this Agreement.

         3.13 AUDITED FINANCIAL STATEMENTS. The Company and the Principal Stockholders shall, at the Purchasers' expense, cause to be delivered to the Purchasers on the date hereof the following financial information, in each case audited by PricewaterhouseCoopers LLP: Consolidated Balance Sheets of the Company and its Subsidiaries for its fiscal years ending on September 30, 1998 and September 30, 1999 and statements of income, retained earnings and cash flows for the two years then ended.

         3.14 SUBSIDIARIES. (a) Subject to SECTION 3.14(b), the Company and the Principal Stockholders hereby acknowledge that the transactions contemplated by this Agreement include the acquisition by the Purchasers of all of the capital stock of the Subsidiaries of the Company, including without limitation, AC Technology Europe B.V. (BV), Plastic Moulding Consultants, Ltd., C-Mold Scandinavia AB, Advanced CAE Technology Pacific (Pacific) ("ACTP"), and C-Mold Singapore PTE LTD.

         (b) The Company and the Principal Stockholders shall, on or prior to the Closing Date, cause each owner (other than the Company) of capital stock of ACTP to deliver to Parent certificates in respect of such capital stock accompanied by stock powers duly executed in blank by such owner, pursuant to which such owners shall assign, transfer and set over to Parent or its nominee all of such owner's right, title and interest in such certificate and any ownership of capital stock of ACTP evidenced thereby. If required by any jurisdiction in which ACTP is organized or is conducting business, Parent shall cause such certificates to be transferred into the name or names of its nominee or nominees, such that Parent will be in compliance with any legal requirement in effect in such jurisdiction(s) with respect to the ownership of capital stock of ACTP. Upon such assignment and transfer by such owner to Parent of such owner's interest in the capital stock of ACTP, Parent agrees to hold each such owner harmless from any liability relating to such owner's interest in such capital stock.

         (c) The Company and the Principal Stockholders shall, prior to the Closing Date, obtain all necessary consents, authorizations, or approvals from any applicable third parties, execute and deliver all necessary documents, instruments and certificates and perform all other acts necessary such that the Company (and to the extent set forth in SECTION 3.14(b), any nominee or nominees of Parent) will, on the Closing Date, own, beneficially and of record, all of the outstanding shares of capital stock of the Subsidiaries free of any lien, restriction or encumbrance.

         (d) The Company and the Principal Stockholders shall, on or prior to the Closing Date, cause the liquidation and dissolution of AC Technology Enterprise Ltd. (LTD), evidence of which shall be provided to Purchasers.

         (e) The Company and the Principal Stockholders jointly and severally represent, and based solely on such representation the Purchasers hereby acknowledge, that Ven-Woei Wang and Nan-San Liu each hold a 2.5% ownership interest in the joint venture known as Beijing-Beihang Haier.

         3.15 REAL PROPERTY. (a) The Company and the Principal Stockholders hereby acknowledge that the transactions contemplated by this Agreement include the acquisition by the Purchasers of sole right, title and interest in and to all Owned Real Property (other than the Real Estate Partnership). The Company and the Principal Stockholders shall, prior to the Closing Date obtain all necessary consents, authorizations or approvals from any applicable third parties, execute and deliver all necessary documents, instruments and certificates and perform all other acts necessary such that the Company will, on or prior to the Closing Date have good, clear, record, marketable and sole title to all Owned Real Property in each case free and clear of all Encumbrances other than Permitted Encumbrances.

         (b) The Purchasers, the Company and the Principal Stockholders hereby agree to negotiate in good faith a Lease Renewal and Purchase Option Agreement, the key terms of which are attached hereto as EXHIBIT 3.15(b), to be executed and delivered by the Company and the Real Estate Partnership prior to or at the Closing.

SECTION 4.        REPRESENTATIONS AND WARRANTIES OF THE PURCHASERS.

         4.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to the Company and the Principal Stockholders to enter into this Agreement and consummate the transactions contemplated hereby, the Purchasers hereby jointly and severally make the representations and warranties to the Company and the Principal Stockholders contained in this SECTION 4.

         4.2 ORGANIZATION OF PURCHASERS. Each of Parent and MergerSub is a corporation duly organized, validly existing and in good standing under the laws of Delaware with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

         4.3 AUTHORITY OF PURCHASERS. Each of Parent and MergerSub has full right, authority and power to enter into this Agreement, and each agreement, document and instrument to be executed and delivered by it pursuant to this Agreement and to carry out the transactions contemplated hereby. The execution, delivery and performance by each of Parent and MergerSub of this Agreement, and each such other agreement, document and instrument have been duly authorized by all necessary corporate action of Parent and MergerSub and no other action on the part of either Parent or MergerSub is required in connection therewith. This Agreement and each other agreement, document and instrument executed and delivered by each of Parent and MergerSub pursuant to this Agreement constitute, or when executed and delivered will constitute, valid and binding obligations of Parent and MergerSub enforceable in accordance with their terms. The execution, delivery and performance by Parent and MergerSub of this Agreement and each such agreement, document and instrument:

         (a) does not and will not violate any provision of the charter or bylaws of either Parent or MergerSub;

         (b) does not and will not violate any laws of the United States or of any state or any other jurisdiction applicable to either Parent or MergerSub or require either Parent or MergerSub to obtain any approval, consent or waiver of, or make any filing with, any person or entity (governmental or otherwise) which has not been obtained or made; and

         (c) does not and will not result in a breach of, constitute a default under, accelerate any obligation under, or give rise to a right of termination of any indenture, loan or credit agreement, or other agreement mortgage, lease, permit, order, judgment or decree to which Parent or MergerSub is a party and which is material to the business and financial condition of Parent and MergerSub and its affiliated organizations on a consolidated basis.

SECTION 5.        COVENANTS OF THE PURCHASERS.

         5.1 MAKING OF COVENANTS AND AGREEMENT. The Purchasers hereby make the covenants and agreements set forth in this SECTION 5.

         5.2 CONFIDENTIALITY

         (a) Each of Parent and MergerSub agrees that, unless and until the Closing has been consummated, each of Parent and MergerSub and its officers, directors, agents and representatives will hold in strict confidence, and will not use any confidential or proprietary data or information obtained from the Company, its Subsidiaries or the Principal Stockholders with respect to the business or financial condition of the Company and its Subsidiaries except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in the industries of the Company or its Subsidiaries or which has been disclosed to Parent and MergerSub by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this agreement. If the transaction contemplated by this Agreement is not consummated, each of Parent and MergerSub will return to the Company (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Parent and MergerSub in connection with the transaction.

         (b) The Company and the Principal Stockholders hereby acknowledge that
(i) Parent has filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-1 (the "REGISTRATION STATEMENT") under the Securities Act and (ii) pursuant to applicable law (including without limitation the Securities Act and the rules promulgated thereunder), Parent is obligated to disclose the existence and substance of this Agreement in the Registration Statement. Accordingly, notwithstanding SECTION 5.2(a) hereof, Parent shall be permitted to disclose such information about the Company, its Subsidiaries, its stockholders and the transaction contemplated hereby (i) as may be legally required, and otherwise reasonably necessary, in the preparation, filing and distribution of such reports, filings and other documents required by the Securities Act or the Exchange Act, or the rules promulgated thereunder or (ii) as may be required by any underwriter of shares of the Company's Common Stock to be registered under the Securities Act pursuant to the Registration Statement. Purchasers will use commercially reasonable efforts to provide the Company with any information relating to the Company to be contained in such filing in advance of such filing with the SEC. Notwithstanding the preceding sentence, the Company and the Principal Stockholders acknowledge that neither the Company nor any of the Principal Stockholders shall have any right to object to such proposed disclosure.

         5.3 STAY OF PROCEEDINGS. Commencing upon the date hereof and continuing until the Closing or the earlier termination of this Agreement, the Parent agrees to use commercially reasonable best efforts to cause all parties who (x) are plaintiffs in the New York Litigation, and (y) are defendants in the Kentucky Litigation to (i) stay all actions and proceedings related to the Litigations, (ii) refrain from filing any motions, conducting any depositions, serving any interrogatories, engaging in discovery proceedings, or performing, conducting or engaging in any actions or proceedings related thereto, and (iii) file with the New York Court and the Kentucky Court any and all necessary documents, instruments and certificates as may be required by such courts to effect such stay of the Litigations. Nothing herein shall be construed to affect in any way the Preliminary Injunction entered by the United States District Court for the Northern District of New York on February 28, 1999, and reaffirmed by that Court on January 11, 2000, which shall remain in full force and effect during the pendency of this Agreement.

         5.4 FINANCING. The Purchasers shall use commercially reasonable efforts to obtain, on terms and conditions satisfactory to them in their sole and absolute discretion, such financing as may be necessary to consummate the transactions contemplated by this Agreement. Upon the reasonable request of the Company and the Principal Stockholders, the Purchasers shall (i) apprise the Company and the Principal Stockholders of the status of such financing, and (ii) solely for the purpose of confirming such status, provide the Company and the Principal Stockholders with reasonable access to any reasonably potential source of such financing.

SECTION 6.        CONDITIONS.

         6.1 CONDITIONS TO THE OBLIGATIONS OF PURCHASERS. The obligation of the Purchasers to consummate this Agreement and the transactions contemplated hereby are subject to the fulfillment, prior to or at the Closing, of the conditions precedent listed in this SECTION 6.1 (all or any of which may be waived in whole or in part by the Purchasers in their sole and absolute discretion):

         (a) REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of the Company and the Principal Stockholders contained in
SECTION 2 shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms as to materiality, which representations and warranties as so qualified shall be true in all respects) as of the date of this Agreement and, except for the representation set forth in SECTION 2.10(a), as of the Closing Date as though made on and as of the Closing, after giving effect to the Schedules described in
SECTION 3.9; and the Company and each of the Principal Stockholders shall, on or before the Closing, have performed all of their obligations, and fulfilled all their covenants hereunder which by the terms hereof are to be performed on or before the Closing.

         (b) [**Intentionally Omitted.**]

         (c) CERTIFICATE FROM OFFICERS. The Principal Stockholders shall have delivered to the Purchasers a certificate of the Company's President and Chief Financial Officer dated as of the Closing to the effect that the statements set forth in paragraph (a) and (b) above in this SECTION 6.1 are true and correct.

         (d) NO LITIGATION. There shall have been no determination by the Purchasers, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of litigation, proceedings or other action against the Purchasers, the Company, its Subsidiaries or any stockholder of the Company.

         (e) CONSENTS. The Company and the Principal Stockholders shall have made all filings with and notifications of governmental authorities, regulatory agencies and other entities required to be made by the Company or the Principal Stockholders in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of the Company by Parent subsequent to the Closing. The Company, the Principal Stockholders, Parent and MergerSub shall have received all authorizations, waivers, consents and permits, in form and substance reasonably satisfactory to Parent and MergerSub (the "REQUIRED CONSENTS"), from all third parties required to permit the continuation of the business of the Company and its Subsidiaries and the consummation of the transactions contemplated by this Agreement, and to avoid a breach, default, termination, acceleration or modification of any material indenture, loan or credit agreement or any other material agreement, contract, instrument, mortgage, lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement.

         (f) FINANCING. The Purchasers shall have obtained proceeds from financing sources in an aggregate amount adequate to finance the transactions contemplated hereby on terms and conditions satisfactory to them in their sole and absolute discretion.

         (g) OPINION OF COUNSEL. The Company shall have delivered to the Purchasers a legal opinion delivered by counsel for the Company and the Principal Stockholders, substantially in the form attached hereto as EXHIBIT 6.1(g).

         (h) NON-COMPETITION AGREEMENTS.

               (i) Each of the Principal Stockholders, each other Stockholder of the Company owning two percent (2%) or more of the Common Stock of the Company on a fully diluted basis, and the officers and directors of the Company, as shall be determined by the Purchasers in their reasonable discretion, shall have executed and delivered to the Purchasers a Non-Competition and Release Agreement in substantially the form annexed hereto as EXHIBIT 6.1(h)(i)(a).

               (ii) The Principal Stockholders shall have used their best efforts to cause each of the employees of the Company and its Subsidiaries whose employment with the Company or any of its Subsidiaries is being terminated, as shall be determined by the Purchasers in their reasonable discretion, to execute and deliver to the Purchasers a Non-Competition and Release Agreement in substantially the form annexed hereto as EXHIBIT 6.1(h)(i)(a).

               (iii) The Company shall have used its best efforts to cause each of the employees of the Company and its Subsidiaries, as shall be determined by the Purchasers in their reasonable discretion, to have executed and delivered to the Purchasers a Non-Competition Agreement in substantially the form annexed hereto as EXHIBIT 6.1(h)(I)

         (i) RESIGNATIONS. The Company shall have delivered to the Purchasers the resignations of (i) all of the directors and officers of the Company and each Subsidiary, and (ii) such employees of the Company and its Subsidiaries as shall be determined by the Purchasers in their reasonable discretion, each of which such resignations are to be effective at the Closing.

         (j) RELEASES. There shall have been delivered to Parent releases in the form attached hereto as EXHIBIT 6.1(j) signed by (i) the Company with respect to the New York Litigation, (ii) the plaintiff in the Kentucky Litigation, and
(iii) each officer and director of the Company and each Subsidiary.

         (k) STOCKHOLDER APPROVAL. This Agreement and the transactions contemplated hereby shall have been legally approved and adopted by the requisite vote or consents of the Company's stockholders.

         (l) DISSENTING SHARES. Of the total shares of Company Common Stock outstanding immediately prior to the Effective Time of the Merger, no more than five (5%) will be Dissenting Shares.

         (m) SCHEDULE AMENDMENT. The Company and the Principal Stockholders shall have executed and delivered to the Purchasers in form and substance satisfactory to the Purchasers in their sole and absolute discretion, the Schedule Amendment, to which shall be attached true and complete copies of the Schedules contemplated by this Agreement, which Schedules, including all information contained thereon shall be in form and substance satisfactory to Purchasers in their sole and absolute discretion.

         (n) ESCROW AGREEMENT. The Principal Stockholders and the Escrow Agent shall have executed and delivered to Parent the Escrow Agreement.

         (o) TITLE INSURANCE. The Purchasers shall have obtained title insurance on the Owned Real Property with exceptions and on terms satisfactory to the Purchasers in their sole and absolute discretion.

         (p) SETTLEMENT AGREEMENT. Leonid Antanovskii shall have executed and delivered to Parent a Settlement Agreement in the form annexed hereto as EXHIBIT 6.1(p).

         (q) OTHER DELIVERIES. The Company and the Principal Stockholders shall have executed and delivered such other documents, certificates, instruments or opinions as may be required by the Purchasers.

         6.2 CONDITIONS TO OBLIGATIONS OF THE COMPANY AND THE PRINCIPAL STOCKHOLDERS. The obligation of the Company and the Principal Stockholders to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent (all or any of which may be waived in whole or in part by the Company and the Principal Stockholders in their sole and absolute discretion):

         (a) REPRESENTATIONS; WARRANTIES; COVENANTS. Each of the representations and warranties of the Purchasers contained in SECTION 4 shall be true and correct in all material respects as though made on and as of the Closing; each of Parent and MergerSub shall, on or before the Closing, have performed all of its obligations hereunder which by the terms hereof are to be performed on or before the Closing; and Parent and MergerSub each shall have delivered to the Company and the Principal Stockholders a certificate of the President or any Vice President of Parent and MergerSub dated on the Closing to such effect.

         (b) ESCROW AGREEMENT. Parent and the Escrow Agent shall have executed and delivered to the Principal Stockholders the Escrow Agreement.

         (c) SEVERANCE ARRANGEMENTS. (i) Subject to SECTIONS 6.2(ii) AND (iii), Parent will, in accordance with the severance arrangements set forth in EXHIBIT 6.2(c) hereto (the "SEVERANCE ARRANGEMENTS"), provide severance payments to those officers or employees of the Company whose employment is terminated without cause by (1) the Company as of the Closing in connection therewith or
(2) subsequently thereto by the Company or Parent pursuant to the Severance Arrangements (the "SEVERANCE PAYMENTS").

         (ii) Notwithstanding SECTION 6.2(c)(i), the payment of such Severance Payments to each such officer or employee is contingent upon the effectiveness of a Non-Competition and Release Agreement, in substantially the form annexed hereto as EXHIBIT 6.1(h)(i)(a) or (b), as the case may be, to be executed and delivered by such officer or employee.

         (iii) If, upon the termination by the Company or Parent of the employment of any officer or employee of the Company, the aggregate amount of the Severance Payments that have been paid by or are required to be paid by Parent and the Company in connection with such termination and any prior terminations, exceeds $700,000 (the "AGGREGATE SEVERANCE PAYMENTS"), the Principal Stockholders shall, contemporaneously with such termination, jointly and severally pay to Parent an amount equal to the difference between the Aggregate Severance Payments and $700,000 (the "INITIAL SEVERANCE DIFFERENTIAL"). If, subsequent to the payment by the Principal Stockholders of the Initial Severance Differential, there are additional terminations made by Parent or the Company of any employees or officers of the Company, the result of which would require Parent to make a Severance Payment (with respect to each such termination, a "Subsequent Severance Payment"), the Principal Stockholders shall, contemporaneously with each such subsequent termination, jointly and severally pay to Parent an amount equal to the full amount of the Subsequent Severance Payment.

         (iv) The Principal Stockholders' obligation to pay the Initial Severance Differential and any Subsequent Severance Payment shall be satisfied first from the Cash Escrow Amount held in escrow pursuant to the Escrow Agreement. However, to the extent that (1) an amount equal to $600,000 or more has been paid to Parent from the Cash Escrow Amount in satisfaction of the Principals Stockholders' obligation to pay the Initial Severance Differential or any Subsequent Severance Payment, or (2) the Cash Escrow Amount is insufficient to satisfy the payment of all or any portion of the Initial Severance Differential or any Subsequent Severance Payment, the Principal Stockholders shall jointly and severally pay directly to Parent any unpaid portion of the Initial Severance Differential or any Subsequent Severance Payment.

         (d) RELEASES. There shall have been delivered to the Company releases in the form attached thereto as EXHIBIT 6.2(d) signed by Parent and Moldflow Pty., Ltd. with respect to the Litigations.

         6.3. POST-CLOSING OBLIGATION OF THE PARENT: Parent agrees that from and after the Closing Date and for a period of twelve (12) months following the Closing Date, Parent shall use commercially reasonable efforts to maintain and support the installed customer base of Company with respect to the products of the Company offered on the Closing Date. Further, Parent agrees that it will retain the name of the Company, including the d/b/a C-Mold designation, for such twelve (12) month period.

SECTION 7.        TERMINATION OF AGREEMENT; RIGHTS TO PROCEED.

         7.1 TERMINATION. At any time prior to the Closing, this Agreement may be terminated as follows:

               (i) on or prior to March 31, 2000, by Parent or MergerSub if either is not satisfied, in its sole and absolute discretion, with the results of the Business Review contemplated by SECTION 3.8;

               (ii) by any of the Purchasers, the Company or the Principal Stockholders if the Closing has not occurred by May 31, 2000;

               (iii) by mutual written consent of all of the parties to this Agreement;

               (iii) by Parent or MergerSub, pursuant to written notice by Parent or MergerSub to the Company and the Principal Stockholders, if any of the conditions set forth in SECTION 6.1 of this Agreement have not been satisfied at or prior to the Closing, or if it has become reasonably and objectively certain that any of such conditions, other than a condition within the control of Parent or MergerSub, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied; and

               (iv) by the Company and the Principal Stockholders, pursuant to written notice by the Company and the Principal Stockholders to Parent, if any of the conditions set forth in SECTION 6.2 of this Agreement have not been satisfied at or prior to the Closing, or if it has become reasonably and objectively certain that any of such conditions, other than a condition within the control of the Company or any of the Principal Stockholders, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied.

         7.2 EFFECT OF TERMINATION. All obligations of the parties hereunder shall cease upon any termination pursuant to SECTION 7.1, provided, however, that (i) the provisions of this SECTION 7, SECTION 3.6, SECTION 5.2, SECTION
10.1 and SECTION 10.9 hereof shall survive any termination of this Agreement;
(ii) nothing herein shall relieve any party from any liability for a material error or omission in any of its representations or warranties contained herein or a material failure to comply with any of its covenants, conditions or agreements contained herein, and (iii) any party may proceed as further set forth in
SECTION 7.3 below.

         7.3 RIGHT TO PROCEED. Notwithstanding anything in this Agreement to the contrary, if any of the conditions specified in SECTION 6.1 hereof have not been satisfied, Parent and MergerSub shall, in their sole and absolute discretion, have the right to proceed with the transactions contemplated hereby without waiving any of their rights hereunder, and if any of the conditions specified in
SECTION 6.2 hereof have not been satisfied, the Company and the Principal Stockholders shall, in their sole and absolute discretion, have the right to proceed with the transactions contemplated hereby without waiving any of their rights hereunder.

SECTION 8.        RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING.

         8.1 SURVIVAL OF WARRANTIES. Each of the representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material (except as specifically provided herein), shall be deemed to have been relied upon by the other party and shall survive the Closing regardless of any investigation and shall not merge in the performance of any obligation by either party hereto.

SECTION 9.        INDEMNIFICATION.

         9.1 INDEMNIFICATION BY THE PRINCIPAL STOCKHOLDERS.

         (a) The Principal Stockholders jointly and severally agree subsequent to the Closing to indemnify and hold the Company, Parent and their respective subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually a "PURCHASER INDEMNIFIED PARTY" and collectively the "PURCHASER INDEMNIFIED PARTIES") harmless from and against any damages, liabilities, losses, taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

               (i) fraud, intentional misrepresentation or a deliberate or willful breach by the Company or any Principal Stockholder of any of their representations, warranties or covenants under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto;

               (ii) any other breach of any representation or warranty of the Company or any Principal Stockholder under this Agreement or in any document, certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations or warranties; and

               (iii) any breach of any covenant of the Company or any of the Principal Stockholders under this Agreement or in any document, certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such covenants.

         (b) Claims under clauses (i), (ii) and (iii) of SECTION 9.1(a) are collectively referred to herein as "PURCHASER INDEMNIFIABLE CLAIMS", and Losses in respect of such claims are collectively referred to herein as "PURCHASER INDEMNIFIABLE LOSSES".

         9.2      LIMITATION ON INDEMNIFICATION BY THE PRINCIPAL STOCKHOLDERS.

         (a) All Purchaser Indemnifiable Claims and Purchaser Indemnifiable Losses shall be satisfied first from the Cash Escrow Amount held in escrow pursuant to the Escrow Agreement. To the extent that the Cash Escrow Amount is insufficient to satisfy any Purchaser Indemnifiable Claims or Purchaser Indemnifiable Losses, or such Purchaser Indemnifiable Claims or Purchaser Indemnifiable Losses occur on or after the Termination Date (as such term is defined in the Escrow Agreement), the Purchaser Indemnified Parties shall be entitled to claim directly against the Principal Stockholders.

         (b) No indemnification shall be payable pursuant to SECTION 9.1(a)(ii) above to any Purchaser Indemnified Party, unless the total of all claims for indemnification pursuant to SECTION 9.1(a)(ii) exceeds $50,000 in the aggregate, whereupon the amount in excess of such claims shall be recoverable in accordance with the terms hereof;

         (c) No indemnification shall be payable to any Purchaser Indemnified Party with respect to claims asserted pursuant to SECTION 9.1(a)(ii) (exclusive of claims for indemnification for a breach of any representation or warranty contained in SECTION 2.3 (Capital Stock of the Company); SECTION 2.4 (Subsidiaries); SECTION 2.6 (Real and Personal Property, but only to the extent such representations and warranties relate to the Company's and its Subsidiaries title to the Owned Real Property and Personal Property); SECTION 2.8 (Taxes);
SECTION 2.13 (Intellectual Property); and SECTION 2.23 (Environmental Matters)) after the second anniversary of the Closing Date (the "INDEMNIFICATION CUT-OFF DATE"); provided, HOWEVER, if prior to the Indemnification Cut-Off Date, a Purchaser Indemnified Party shall have given written notice of a Purchaser Indemnifiable Claim under SECTION 9.5, such Purchaser Indemnifiable Claim shall survive the Indemnification Cut-Off Date until final resolution of such Purchaser Indemnifiable Claim; and

         (d) The Principal Stockholders shall not be obligated to indemnify the Purchaser Indemnified Parties with respect to Purchaser Indemnifiable Claims asserted pursuant to SECTION 9.1(a)(II) for any amount payable thereunder in excess of the greater of (a) the proceeds to be received by the Principal Stockholders pursuant to SECTION 1.2, and (b) $8,700,000.

         9.3 INDEMNIFICATION BY PARENT. (a) Parent agrees to indemnify and hold the Principal Stockholders (individually a "STOCKHOLDER INDEMNIFIED PARTY" and collectively the "STOCKHOLDER INDEMNIFIED PARTIES") harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

               (i) fraud, intentional misrepresentation or a deliberate or willful breach by Parent or MergerSub of any of their representations or warranties or under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto;

               (ii) any other breach of any representation or warranty or of Parent or MergerSub under this Agreement or in any document, certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants; and

               (iii) any breach of any covenant of Parent of Merger Sub under this Agreement or in any document, certificate, schedule or exhibit delivered pursuant hereto, or by reason of any claim, action or proceeding asserted or instituted growing out of any matter or thing constituting a breach of such covenants.

         (b) Claims under clauses (i), (ii) and (iii) of SECTION 9.3(a) are collectively referred to herein as "STOCKHOLDER INDEMNIFIABLE CLAIMS", and Losses in respect of such claims are collectively referred to herein as "STOCKHOLDER INDEMNIFIABLE LOSSES".

         9.4 LIMITATION ON INDEMNIFICATION BY PARENT.

         (a) No indemnification shall be payable pursuant to SECTION 9.3(a)(ii) above to any Stockholder Indemnified Party, unless the total of all claims for indemnification pursuant to SECTION 9.3(a)(ii) exceeds $50,000 in the aggregate, whereupon the amount in excess of such claims shall be recoverable in accordance with the terms hereof;

         (b) No indemnification shall be payable to any Stockholder Indemnified Party with respect to claims asserted pursuant to SECTION 9.3(a)(ii) after the second anniversary of the Closing Date (the "INDEMNIFICATION CUT-OFF DATE"); PROVIDED, HOWEVER, if prior to the Indemnification Cut-Off Date, a Stockholder Indemnified Party shall have given written notice of a Stockholder Indemnifiable Claim under SECTION 9.5, such Stockholder Indemnifiable Claim shall survive the Indemnification Cut-Off Date until final resolution of such Stockholder Indemnifiable Claim; and

         (c) Parent shall not be obligated to indemnify the Stockholder Indemnified Parties with respect to Stockholder Indemnifiable Claims asserted pursuant to SECTION 9.3(a)(ii) for any amount payable thereunder in excess of the greater of (a) the proceeds to be received by the Principal Stockholders pursuant to SECTION 1.2, and (b) $8,700,000.

         9.5 NOTICE; DEFENSE OF CLAIMS. An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder. In addition, if indemnification is sought for a claim or liability asserted by a third party, or to the knowledge of the indemnified party a claim or liability is threatened to be asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being or threatened to be asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within 20 days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within 20 days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; PROVIDED, HOWEVER, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

SECTION 10.       MISCELLANEOUS.


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


         10.1 FEES AND EXPENSES. Except as otherwise provided in this Agreement, each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement. No expenses of the Company or the Principal Stockholders relating in any way to the purchase and sale of the shares of Company Common Stock hereunder and the transactions contemplated hereby, including without limitation legal, accounting or other professional expenses of the Company or the Principal Stockholders, shall be charged to or paid by the Company or the Purchasers; PROVIDED, HOWEVER that up to $50,000 of such legal, accounting, or other professional expenses of the Company or the Principal Stockholders may be charged to or paid by the Company. In the event that any such amount is charged to or paid by the Company, the Principal Stockholders will provide a complete accounting of such expenses to Parent at the Closing.

         10.2 GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws of the State of Delaware without regard to its conflict of laws provisions.

         10.3 NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. If any such notice, request, demand or other communication is sent by facsimile transmission, the sender shall confirm such facsimile transmission by concurrently sending such notice, request, demand or other communication by first class mail. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO PURCHASER:                   Moldflow Corporation

                                91 Hartwell Avenue
                                Lexington, Massachusetts 02421
                                Attn: Marc Dulude, CEO
                                Facsimile: 781-674-0267

With a copy to:                 Goodwin, Procter & Hoar  LLP
                                Exchange Place
                                Boston, MA  02109
                                Attn:    Stuart M. Cable, P.C.

TO COMPANY AND PRINCIPAL        Advanced CAE Technology, Inc.
STOCKHOLDERS:                   d/b/a C-Mold

                                At its principal business address

With a copy to:                 True, Walsh & Miller, LLP
                                The Commons
                                202 East State Street


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


                                Ithaca, New York  14850
                                Attn:  Peter Walsh, Esq.

Any notice given hereunder may be given on behalf of any party by his counsel or other authorized representatives.

         10.4 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by either party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

         10.5 ASSIGNABILITY; BINDING EFFECT. Except as otherwise provided herein, this Agreement shall only be assignable, in whole or in part, by either Purchaser to an entity controlling, controlled by or under common control with such Purchasers upon written notice to the Company and the Principal Stockholders. This Agreement may not be assigned by the Principal Stockholders or the Company without the prior written consent of the Purchasers. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         10.6 CAPTIONS AND GENDER. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

         10.7 EXECUTION IN COUNTERPARTS. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document. Signatures sent by facsimile will be deemed valid to facilitate Closing.

         10.8 AMENDMENTS. This Agreement may not be amended or modified (including without limitation the Severance Arrangement set forth on EXHIBIT 6.2(c) hereto), nor may compliance with any condition or covenant set forth herein be waived, except by a writing duly and validly executed by each party hereto, or in the case of a waiver, the party waiving compliance. Notwithstanding the preceding sentence, the Company and the Principal Stockholders hereby consent to any amendments to this Agreement that may be necessary to effectuate the assignment contemplated by the first sentence of
SECTION 10.5; PROVIDED, HOWEVER, that in no event shall any such assignment relieve Parent of its obligations under this Agreement.


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


         10.9 PUBLICITY AND DISCLOSURES. Except as set forth in SECTION 5.2(b) hereof, no press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of the Purchasers and the Company.

         10.10 DEFINITION OF KNOWLEDGE. As used in this Agreement, the term "knowledge" of a party shall mean the actual knowledge of that party or any of its directors or executive officers, and shall include any information that could have been, or reasonably should have been, discovered by such party in the exercise of good business judgment.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]


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


         IN WITNESS HEREOF, the parties have executed this Agreement and Plan of Merger as of the date first written above.

                                MOLDFLOW CORPORATION

                                By: /s/ Marc Dulude
                                -----------------------------------------------
                                    Name:   Marc Dulude
                                    Title:  President

                                MOLDFLOW MERGER CORP.

                                By: /s/ Marc Dulude
                                -----------------------------------------------
                                    Name:   Marc Dulude
                                    Title:  President

                                ADVANCED CAE TECHNOLOGY, INC.
                                D/B/A C-MOLD

                                By: /s/ Kuo-King Wang
                                -----------------------------------------------
                                    Name:   Kuo-King Wang
                                    Title:  Chairman of the Board

                                PRINCIPAL STOCKHOLDERS:

                                /s/ Kuo-King Wang
                                -----------------------------------------------
                                Kuo-King Wang

                                /s/ Ven-Woei Wang
                                -----------------------------------------------
                                Ven-Woei Wang

                                /s/ Shan-Fu Shen
                                -----------------------------------------------
                                Shan-Fu Shen

                                /c/ Claude Cohen
                                -----------------------------------------------
                                Claude Cohen

                                /s/ Cornelius A. Hieber
                                -----------------------------------------------
                                Cornelius A. Hieber

                                       47